TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of  September 26, 2011, and effective as of September 26, 2011, between BPV Family of Funds, organized as a statutory trust under the laws of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

WHEREAS, ALPS provides certain transfer agency services to investment companies, and the Trust desires to appoint ALPS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment; and

WHEREAS, ALPS provides certain interactive client services to investment companies, and the Trust desires to utilize ALPS’ interactive client services to provide the Trust’s shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)        The Trust hereby appoints ALPS to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.

(b)        The Trust hereby appoints ALPS to provide the interactive client services set forth in Appendix C (Transfer Agent Web Services), Appendix D (Transfer Agent IVR Services) and Appendix E (ALPS Virtual Access) attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.

(c)        ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(d)        ALPS may employ or associate itself with any person or organization as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and

provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)        In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in the Fee Schedule attached hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS.  Notwithstanding the foregoing, during each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the base fee rate (as reflected in the Fee Schedule), subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)        ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Trust personnel.  Other Trust expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; administrative and accounting expenses; custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)        Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)        Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or ALPS, at the option of ALPS).

(c)        Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any authorized service provider on behalf of the Trust and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon the directions and follow the advice of counsel, provided such counsel was selected in good faith.  ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust.  Upon request, ALPS will provide the Trust with a copy of the advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)        ALPS shall be obligated to act in good faith and to use its best efforts in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

(b)        In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)         the inaccuracy of factual information furnished to ALPS by the Trust (other than from an employee or other affiliated person of ALPS who may otherwise be an authorized representative or agent of the Trust) or the Trust’s investment adviser or custodian or any authorized third party on behalf of the Trust;

(ii)         any reasonable error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)        ALPS’ reliance on any instruction, direction, notice, instrument or other information provided by the Trust (other than from an employee or other affiliated person of ALPS who may otherwise be an authorized representative or agent of the Trust) or the Trust’s investment adviser or custodian or any authorized third party on behalf of the Trust that ALPS reasonably believes in good faith to be genuine;

(iv)       failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

(v)        failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below); or

(vi)        any other reasonable action or omission to act which ALPS properly takes in good faith in connection with the provision of services to the Trust pursuant to this Agreement.

Notwithstanding any of the foregoing, ALPS shall not be indemnified, defended or held harmless for any losses or expenses arising directly or indirectly out of ALPS’ own or its affiliates’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(c)        ALPS shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, directors, trustees, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)        Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)        In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim; provided, however, the Indemnified Party shall have the right to retain its own counsel at its expense.  The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.         Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party (each, an “Event”); provided, however, that such party implemented a Business Interruption Plan maintained in accordance with Section 16 of this Agreement to the extent reasonably practicable in light of the Event.  In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.         Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.         Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  In the event ALPS receives a request or demand for the inspection of records relating specifically to the Trust, ALPS will promptly notify the Trust of such request in writing and obtain instructions from the Trust as to the handling of such request.

8.         Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, the Administration, Bookkeeping and Pricing Services Agreement by and between the Trust and ALPS, and the Chief Compliance Officer Services Agreement by and between the Trust and ALPS, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

9.	Confidentiality.

(a)        Confidential Information.  Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing party.  Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing party.  Each party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party for any purpose without the prior consent of the other.  The provisions of this Section 9(a) shall not apply to any information if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure.  The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software that are the property of the other party.

In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

(b)        Specific Performance.  Each of the parties agrees that the non-breaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Section 9(a), and that the non-breaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Section 9(a), in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

10.        Representations and Warranties of ALPS.  ALPS represents and warrants to the Trust that:

(a)        It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)        It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)        All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)        It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)        It is, and will continue to be throughout the term of this Agreement, registered as a transfer agent under the 1934 Act.

(f)        It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(g)        It will impose and collect any redemption fees imposed by the portfolios of the Trust in accordance with the terms set forth in the prospectus.

(h)        It will establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

(i)        It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, as is customary and sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters. Upon reasonable request from the Trust, ALPS shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage, such notification to include the date of change and the reason or reasons therefor. Upon reasonable request of the Trust, ALPS shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

(j)         Upon reasonable request from the Trust, ALPS It will notify the Trust of any examination of ALPS, unless prohibited by law or regulation, by any regulatory or administrative body having jurisdiction over the services provided by ALPS under this Agreement, if such examination will, or is reasonably likely to have, an affect on ALPS ability to perform its services under this Agreement.

(k)        Upon reasonable request from the Trust, ALPS will notify the Trust of any material claims against ALPS with respect to services performed under this Agreement.

(l)         In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Trust in the movement of all records (in all media) and materials of the Trust and the conversion of the shareholders accounts to a successor transfer agent.

11.        Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)        It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end, registered investment company.

(b)        It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c)        The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)        A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

(e)        Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without prior written notice to ALPS and providing ALPS with the ability to terminate this Agreement.

12.        Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code.

(a)        Obligation of Sender. ALPS is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the security procedure agreed to between ALPS and the Trust (the “Security Procedure”) and in the amount of money that ALPS has been instructed to transfer. ALPS shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b)        Security Procedure. The Trust must notify ALPS immediately of any change in the Trust’s authorized personnel with respect to the Security Procedure. ALPS shall verify the authenticity of all Trust instructions according to the Security Procedure. ALPS is authorized to make exceptions to the Security Procedure if instructed by the Trust. For purposes of this Section 12 only, instructions received from representatives of the Trust’s investment adviser will be considered to be instructions from the Trust.

(c)        Account Numbers. ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d)        Rejection. ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS’ receipt of such payment order; (ii) if initiating such payment order would cause ALPS, in good faith and ALPS’ reasonable judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable ALPS; or (iii) if ALPS, in good faith and ALPS’ reasonable judgment, is unable to satisfy itself that the transaction has been properly authorized.

(e)        ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Trust agrees that ALPS shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

(f)        Confirmation. Confirmation of ALPS’ execution of payment orders shall ordinarily be provided within twenty four (24) hours, notice of which may be delivered through ALPS’ information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days.

13.	ALPS’ Interactive Client Services.

(a)        Security Procedures.  ALPS may, but shall not be required to, modify the security procedures with respect to interactive client services provided by ALPS to the Trust under this Agreement set forth in Appendix G from time to time to the extent it believes, in good faith and ALPS’ reasonable judgment, that such modifications will enhance the security of the ALPS’ interactive client services.  All data and information transmissions via the ALPS’ interactive client services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Trust.

(b)	Proprietary Rights.

(i)         ALPS’ Property.  The Trust acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS.  Any software ALPS provides to the Trust pursuant to this Agreement shall be used by the Trust only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS, and shall not be used by the Trust to provide connectivity to or through any other system or person or organization.  Any interfaces and software developed by ALPS shall not be used to connect the Trust to any transfer agency system or any other person or organization without ALPS’ prior written approval.  Except with ALPS’ consent or in conformity with federal copyright laws, the Trust shall not copy, decompile or reverse engineer any software provided to the Trust by ALPS.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any of ALPS’ on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any “point and click” features relating to user acknowledgment and acceptance of such disclaimers and notifications.

(ii)         Investment Company Web Site.  The web pages that make up the Investment Company Web Site (as defined below) contain intellectual property, including, but not limited to, copyrighted works, trademarks and trade dress, that is the property of the Trust.  The Trust retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS.  To the extent that the intellectual property of the Trust is duplicated within the site maintained by ALPS for use by Trust shareholders (“ALPS’ Web Site”) to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Trust grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement.  This license is limited to the intellectual property of the Trust needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Trust.  For purposes of this Agreement, “Investment Company Web Site” shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider (“ISP”) hired by the Trust connected to the Internet and accessible by hypertext link through the World Wide Web, where persons or organizations may view information about the Portfolio and access the various transaction screens provided by the Trust.  ALPS acknowledges that ALPS has no ownership interests or rights in the Investment Company Web Site, or content provided to ALPS by the Trust, except for the license granted under this Section 13(b)(ii).

(iii)        Trust’s IP Warranty to ALPS.  The Trust warrants to ALPS that the Trust owns or has sufficient license or other legal rights in all intellectual property (a) to the Investment Company Web Site or (b) used by the Trust with respect to, or in connection with, the Investment Company Web Site, and such use by the Trust does not infringe or otherwise violate the trademarks, copyrights or other intellectual property rights of any other party.  The Trust acknowledges and agrees that the Trust has and will maintain sufficient license or other legal rights to the Investment Company Web Site and for its use of the Investment Company Web Site at its sole expense and that ALPS is in no way responsible for obtaining or maintaining such license or rights or liable for any violations of trademarks, copyrights or other intellectual property right of any other party with respect to the Investment Company Web Site or for the Trust’s use of the Investment Company Web Site.  In the event the Trust receives notice that the use of the Investment Company Web Site is or may be infringing upon the rights of any party, the Trust agrees to promptly notify ALPS.  The Trust agrees to indemnify and hold harmless ALPS and its affiliates, officers, directors, agents and employees against any and all charges, expenses, disbursements, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements) arising directly or indirectly from any claim, action or proceeding that the use of the Investment Company Web Site in accordance with the license granted under this Agreement infringes on a third-party’s intellectual property rights.

(iv)        ALPS’ IP Warranty to Trust.  Except with respect to the design and graphical elements (including, but not limited to, images and fonts) and Web pages provided to ALPS by the Trust, ALPS warrants to the Trust that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the interactive client service, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party.  In the event one or more ALPS’ interactive client services are not useable by the Trust as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Trust the right to continue using the ALPS’ interactive client service or infringing portion thereof, or (b) modify the ALPS’ interactive client service so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ALPS’ interactive client service or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances.  If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, the Trust will be entitled to terminate this Agreement immediately.

14.        Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, Bylaws, advisory agreement, custodian agreement,  current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust reasonably related to ALPS’ services under this Agreement.  The Trust shall furnish, within a reasonable time period, to

ALPS a copy of any amendment or supplement to any of the above-mentioned documents.  Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

15.        Consultation Between the Parties.  ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement.  In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

16.        Business Interruption Plan.  ALPS shall at all times during the term of this Agreement maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment and any other business processes reasonably necessary for ALPS to perform its services under this Agreement in the event of an Event or other disaster consistent with standards and practices customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

17.        Customer Identification Program.  To help the government fight the funding of terrorism and money laundering activities, federal law requires each financial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution.  Consistent with this requirement, ALPS will request each party’s name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party’s date of birth.  ALPS may also ask for additional identifying information, and ALPS may take steps to verify the authenticity and accuracy of these data elements. In addition, ALPS will comply with 31 CFR Part 1024, including, without limitation, checking the U.S. Department of Treasury- Office of Foreign Asset Control restricted person list and will file suspicious activity reports where appropriate.

18.        Duration and Termination of this Agreement.

(a)        Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this

Agreement may be terminated without penalty only by agreement of the parties, due to the liquidation of the Portfolios, or for cause pursuant to Section 18(c) hereof.

(b)        Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 18(c) hereof.

(c)        Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement: (i) at any time after the Initial Term, without penalty, upon not less than sixty (60) days’ prior written notice or (ii) for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages. For purposes of this Section 18, “cause” shall mean:

(i)         willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)         in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS);

(iii)        financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

(iv)        a material breach of this Agreement by ALPS that has not been remedied within thirty (30) days following written notice of such breach.

(v)         a change in control of ALPS or any entity that controls, directly or indirectly, in the aggregate, a majority of the voting interest of ALPS (other than the proposed acquisition of ALPS Holdings, Inc., the parent company of ALPS, by DST Systems, Inc.).

(d)        Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trust or as otherwise directed by the Trust all records and other documents made or accumulated in the performance of its duties for the Trust hereunder (in the case of termination by the Trust, at the reasonable expense of the Trust).  In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.  In no event will ALPS be required to assist any new service or system provider in modifying or altering the ALPS’ or the new agent’s system or software.

19.        Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

20.        Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

21.        Names.  The obligations of the Trust entered into in the name or on behalf thereof by any trustee, officer, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust (or if the matter relates to a particular Portfolio, that Portfolio), and all persons dealing with the Trust, including without limitation, ALPS, must look solely to the property of the Trust, or the particular Portfolio, for the enforcement of any claims against the Trust.

22.        Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

23.        Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203

Attn: General Counsel
Fax: (303) 623-7850

To the Trust:

BPV Family of Funds
9202 South North Shore Drive, Suite 300
Knoxville, TN 37922
Attn:  Reed Keller
Fax:

24.        Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.        Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents the agreement between ALPS and the Trust, if any, with respect to delegated duties and oral instructions.

26.        Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BPV FAMILY OF FUNDS

By:	/s/ Reed Keller
Name:	Reed Keller
Title:	Trustee

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF PORTFOLIOS

BPV Core Diversification Fund
BPV Wealth Preservation Fund

APPENDIX B

TRANSFER AGENCY SERVICES

The transfer agency services are set forth below. In addition, the service levels set forth on Appendix H are hereby incorporated into this Agreement.

Shareholder Servicing
• Handle 800-line phone calls on recorded lines
• Coordinate daily fulfillment process
• Compile monthly reports on call statistics
• Provide automated telephone services via ALPS’ IVR system

Transfer Agency
• Establish and maintain shareholder accounts
• Process and record purchase and redemption orders
• Process dividends and capital gain distributions
• Perform NSCC processing
• Produce and mail confirmations and account statements
• Process year-end shareholder tax reporting
• Perform required AML and CIP services
• TAWeb & AVA: Shareholder Data Access (SDA)
• Provide reasonable and customary information regarding shareholder activity as reasonably requested by the Trust from time to time.
• Provide reasonable assistance to the Trust’s Chief Compliance Officer in performing his duties, including responding to periodic checklists, granting interviews with ALPS staff and such other reasonable and customary assistance as the Trust’s Chief Compliance Officer may request from time to time.
• Administration and/or performance of all other customary services of a transfer agent for a registered mutual fund, subject to such other services being mutually agreed upon by the Trust and ALPS from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties.

APPENDIX C

TRANSFER AGENT WEB SERVICES

1.
Transfer Agent Web Services.  The Trust has requested, and ALPS will provide, Transfer Agent Web Services (“TA Web”) as one of the ALPS’ interactive client services provided pursuant to the terms of this Agreement.  Through TA Web, Trust’s shareholders may interact with the Trust’s transfer agent via the Internet.  This interaction includes the ability to review account information and initiate transaction requests  If selected by the Trust, the following functions may also be included as part of TA Web.

(a).	e-Delivery. Through e-Delivery, shareholders will have the option to discontinue printed and mailed shareholder statements and shareholder tax forms in favor of electronic ones.

(b)
Web-Documents.  Through Web-Documents, shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones.  “Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Trust to shareholders.

(c)	On-Line Account Applications. Through On-Line Account Applications, prospective shareholders will have the option to establish an account with the Trust electronically in lieu of a mailed application.

2.	ALPS’ Responsibilities. In connection with its performance of TA Web, ALPS shall:

(a)
receive transaction and new account requests electronically transmitted to the TA Web via the Internet following execution of a link from the Investment Company Web Site to TA Web and route transaction requests to the ALPS’ transfer agency system;

(b)	for each transaction request received, route transaction and new account information from the ALPS’ transfer agency system to TA Web to be viewed by users;

(c)	initiate the design, processing and maintenance of TA Web services;

(d)	provide technical support for all TA Web services, including: testing, quality control review, generation and storage;

(e)	periodically review the e-mail list for completeness and accuracy; and

(f)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust

3.	Trust Responsibilities. In connection with its use of TA Web, the Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)
design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to TA Web and the various transaction web pages and otherwise make the Investment Company Web Site available to shareholders;

(c)
review, approve and provide ALPS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that the Trust transmits to its shareholders e-delivery;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with a completed TA Web questionnaire, which includes a list of site functionality options and trading rules;

(f)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(g)	provide written guidance for any custom graphic design or programmatic modifications that exceed the basic offering.

APPENDIX D

TRANSFER AGENT IVR SERVICES

1.
Transfer Agent Interactive Voice Response (“IVR”) Services.  The Trust has requested, and ALPS will provide, Transfer Agent IVR Services (“TA IVR”) as one of the ALPS’ interactive client services provided pursuant to the terms of this Agreement.  Through TA IVR, shareholders may retrieve account information and submit transaction requests directly to the Trust’s transfer agent via the telephone as described further in this Appendix.

2.	ALPS’ Responsibilities. In connection with its performance of TA IVR, ALPS shall:

(a)	receive transaction requests submitted via telephone to the TA IVR processing server and route transaction requests to the ALPS’ transfer agency system;

(b)	for each transaction request received, route transaction information from the ALPS’ transfer agency system to the IVR server to be heard by users; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust.

3.	Trust Responsibilities. In connection with its use of TA IVR, the Trust shall:

(a)	complete a configuration form clearly designating which features and controls should be used in the Trust’s implementation;

(b)	provide ALPS with such other written instructions as its may request from time to time relating to the performance of ALPS’ obligations hereunder;

(c)	provide ALPS with: a contact for receipt of enhancement and maintenance notices and a completed IVR questionnaire that includes a list of site functionality options and trading rules; and

(d)	provide written guidance for any custom graphic design or programmatic modifications.

APPENDIX E

ALPS VIRTUAL ACCESS

1.
ALPS Virtual Access.  The Trust has requested, and ALPS will provide, access to ALPS Virtual Access (“AVA”), an ALPS proprietary platform that provides web-based access to information and data maintained on behalf of the Trust and maintains a complete audit trail of all activity on the site.  Through AVA, the Trust may have, based on the third-party services offered under separate contract: (i) shareholder data access, which interfaces with the transfer agency system and allows data retrieval and updates; (ii) Portfolio data access, which provides daily Portfolio and securities detail and permits the Trust to create and save its own customized reports; (iii) access to AdLit, which permits the Trust to submit sales/marketing pieces for review by ALPS’ compliance and tracks the progress of the review; and (iv) links to PolicyIQ, which provides the Trust with access to ALPS’ policies and procedures and also provides the Trust with regulatory updates.

2.	ALPS’ Responsibilities. In connection with its performance of AVA, ALPS shall:

(a)	provide technical support for AVA services, including: testing, quality control review, generation, and storage information;

(b)	establish, based on the Trust’s direction, user accounts with access to Trust’s data and information;

(c)	periodically review the list of users with access to Trust’s information and make the list available to the Trust for review; and

(d)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust.

3.	Trust Responsibilities. In connection with its use of AVA, the Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)	review, approve and provide users for access to the AVA site, including any limitations to access based on function;

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trust’s information;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with a completed AVA questionnaire, which includes a list of site functionality options and trading rules;

(f)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(g)	provide written guidance for any custom graphic design or programmatic modifications.

4.	Options Selection. AVA options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Trust.

FEE SCHEDULE

COMPENSATION

1.	Transfer Agency Services (Appendix B)

Annual Fee: $25,000 annual base fee per Portfolio

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct	$9
NSCC	$7

Annual Inactive Account Fee:

$0.00 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0.00 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

2.	Transfer Agent Web Services (Appendix C)

Fees for a basic shareholder site configuration are included in the fees set forth in this Appendix under Transfer Agency Services above.  A basic shareholder site configuration includes the following:

(a)	A single instance of TA Web that is configured to match the color and logo found on the Trust marketing site;

(b)	Any changes to the wording used throughout the site, including terms of use and shareholder agreement;

(c)	Access to all existing functionality as well as new functionality that may be made available to Trust; and

(d)	An implementation phase during which Trust is able to review and comment on shareholder site before it is made available to the shareholders.

Any graphical or programmatic modifications beyond what is offered or requested after the initial establishment of the TA Web Site will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees.  Fees are billed on a time and materials basis at then-current billing rates.

3.	Transfer Agent IVR Services (Appendix D)

Fees for a basic TA IVR instance are included in the fees set forth in this Appendix under Transfer Agency Services above.  A basic instance includes the following:

(a)	A single instance of IVR that is linked to the Trust’s identity using audio prompt;

(b)	Access to all existing functionality as well as new functionality that may be made available to Trust; and

(c)	An implementation phase during which Trust is able to review and comment on IVR configuration before it is made available to the shareholders.

Any call flow modifications beyond what is offered or requested after the initial establishment of the TA IVR instance will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees.  Fees are billed on a time and materials basis at then-current billing rates.

4.	ALPS Virtual Access (Appendix E)

Fees for Trust and third-party access to AVA are included in the fees set forth in this Appendix under Transfer Agency Services above.  This access includes the following:

(a)	User ids for an unlimited number of Trust employees and approved third parties;

(b)	Technical support and training for all Trust employees’ and

(c)
An implementation phase during which Trust is able to review the data available on AVA, review the current list of users with access to its shareholder information, request new users to be added and determine what update functionality (if any) will be required.

Any functionality modifications beyond what is offered or requested after the initial establishment of the Trust on AVA will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees.  Fees are billed on a time and materials basis at then-current billing rates.

* * * * *

Out-of-Pocket Fees:

In addition, the Trust agrees to pay ALPS its actual out-of-pocket expenses, or the Trust’s proportionate share of ALPS’ cost, as applicable, including, but not limited to, statement and confirmation production (including both printed and e-delivery); Portfolio-specific statement paper and envelopes; postage; forms; wire fees and other bank charges; NSCC interface fees; 22c-2 fees; sales reporting fees; private label of money market fund fees and customized programming/enhancements; SAS 70 control review reports; retirement account disclosure statement language; telephone; records storage; advances incurred for postage; other miscellaneous expenses that may occur at the Trust’s discretion. Postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Trust at least seven (7) days prior to the mailing date of such materials. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

APPENDIX F

[RESERVED]

APPENDIX G

SECURITY PROCEDURES

1.	User Access and Authentication (“TA Web”)

Initial authentication of a shareholder user in TA Web is accomplished through entry of the uniquely identifiable information know to the shareholder.  The shareholder then creates his or her own User ID and password to access TA Web.  The user ID cannot be the same as the user’s social security number, must not contain prohibited characters, and must be of a minimum length.  The user ID and password minimum and maximum lengths can be set at the fund group level.  A minimum of eight (8) characters in length and a requirement of at least one non-alpha character are recommended for the password.

The user ID will lockout after three failures.  A lockout needs to be reset by an authorized representative in shareholder services.  Prior to lockout, a shareholder may change a forgotten password by answering the custom question provided at initial authentication.  If the shareholder chooses not to create a custom question and answer, he or she will need to call and have an authorized representative reset his or her password.

User Access and Authentication (“TA IVR”)

Authentication of a shareholder user in TA IVR is based on account number, password and, optionally, social security number.

An account number is required and is used as the identification (ID) of the shareholder.  A password is required and is used as the access to the entered account.  This is the shareholder’s personal identification number (PIN).  A social security number is an optional entry requirement controlled by the Trust to add another level of authentication to access the entered account number.

To utilize the TA IVR, a shareholder must call the Trust’s shareholder services line and request:  (a) that the service be enabled for his or her account and (b) a user id and password.  The above authentication information will need to be provided in order to successfully complete the request.

User Access and Authentication (“AVA”)

Access to AVA is limited to the Trust, its designated representatives and those third-party firms that are authorized by the Trust.  All new users will need to be authorized, including the allowed level of access, by a designated Trust contact.  Once authorized, a user will be provided with a user ID and password.

The user ID will lockout after three failures.  A lockout needs to be reset by an authorized representative in AVA support.  Prior to lockout, a user may change a forgotten password by answering the custom question provided at initial authentication.  If the user chooses not to create a custom question and answer, he or she will need to call and have an authorized representative in AVA support reset his or her password.

2.	Encryption

The web servers run secure sockets layer (“SSL”).  The purpose of using SSL is to encrypt data transmissions through the ALPS’ Web Site and block communications through the ALPS’ Web Site from Internet browsers that do not support SSL data encryption.  The standard level of encryption supported by the ALPS’ Web Site is 128-bit.  ALPS also uses a certificate from a major provider of server authentication services.

Sensitive Trust data that is exchanged within TA Web user sessions is stored with a minimum of 128-bit encryption.  This includes any data passed via URL within the application.  Character validation methods are also employed to ensure that only appropriate data is passed to related databases.

3.	Network Access Control

A computer referred to as a “firewall” is located between the Internet backbone connection and the  Internet accessible application hosting equipment (“web servers”).  The purpose of the firewall is to control the connectivity to the web servers at the port level.  This equipment is located in a secure and environmentally controlled data center.  Changes to the configuration of this computer are administered by authorized ALPS’ IT staff.  This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the web servers to the suite of hyper-text transfer protocols (“HTTP”) transmissions.  Ports on the router are configured to be consistent with ports on the web servers.  All other ports on the router other than those configured for the web servers are not accessible from the Internet.

The web servers utilize adequate and appropriate software and hardware.  All services and functions within the web servers’ operating system are deactivated with the exception of services and functions which support TA Web or AVA.  The general purpose of this feature is to prevent external users from entering commands or running processes on the web servers. All ports on the web servers, except those required by TA Web or AVA, are disabled.  Directory structures are “hidden” from the user.  Services that provide directory information are also deactivated.

ALPS’ administrators gain access to the web servers through a directly connected physical console or through the internal network via ALPS Secure ID.

TA Web and AVA are programmed to terminate the session/transaction between the shareholder and the application if data authentication fails.  All successful and unsuccessful sessions are logged.

4.	Limitation of Users

Access by ALPS’ personnel to the web servers is restricted within ALPS to a limited number of users based upon ALPS’ system administration requirements, as determined by appropriate ALPS’ systems managers from time to time.

5.	Independence of the Trust’s Location on the Web Servers

Independence of the Trust’s presence on the web servers is accomplished by establishing Trust-specific session variables that logically separate Trust data.  Access to web forms, style-sheets and data is governed by this structure.  The base transaction code required by ALPS’ interactive client services is, however, shared by all data set partitions.

Each Trust URL on the web servers will identify a separate Trust presence.  Access to the Trust presence on the web servers must be through the Investment Company Web Site.

Book marking of HTML pages within the Trust’s site on the web servers is not allowed.

6.	Security Review

Application security assessments and network penetration tests are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7.	Right to Audit

The Trust is allowed to audit, at its expense, the collection of electronic documents or pages residing on ALPS’ computer system relating to the Trust’s implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the transaction data fields and related screens provided by ALPS may be viewed by Users who access the ALPS Web Site once in each 12 month period and any associated systems or networks within TA Web relating to the Trust’s implementation, after providing an audit plan to ALPS and upon ALPS’ consent thereto.  The audit may include review of configurations, audit trails and maintenance of systems and software within TA Web associated with the Trust’s TA Web site on the ALPS’ Web server.  Tools that may be used for the audit may include network security tools; provided that ALPS may specify the time at which any tool is used if ALPS reasonably believes that such tool may affect system performance.  The audit will be coordinated through ALPS, and ALPS will be entitled to observe all audit activity.  Additionally, ALPS shall be entitled to all results of an audit.  The Trust will not perform any action that may interfere with the uptime or stability of ALPS’ systems or networks.  The Trust and its review team will be considered authorized users, and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Trust has provided ALPS a written audit plan, ALPS has approved the written audit plan and the audit was executed in accordance with the written audit plan.

8.	Trust Specific Requirements

It may be necessary to modify the security procedures to enable Trust to comply with its own internal policies.  In these cases, procedures would be modified to be no less restrictive than the above.  These changes may result in an increase to the fees or out-of-pocket fees being billed to Trust.

APPENDIX H

SERVICE LEVELS/PERFORMANCE STANDARDS

Teleservicing:

•	Access to call monitoring and to ALPS’ call storage system
•	Bi-weekly joint call monitoring sessions if requested by client. Client/prospect calls to be reviewed may be selected by both ALPS and BPV Family of Funds

The following standards will be met on a monthly basis (minimum 250 calls per month):
•	Average Speed of Answer will be 20 seconds or less
•	Average Service Level will be >90%
•	Service Level will be <80% three days or less per month
•	Abandonment rate will be less than 5%. (The abandonment rate will be calculated as follows: calls abandoned after 20 seconds/calls offered during month)
•	Two or less customer service complaints per month with regard to service provided by phone representatives

Processing:
•	Secure, web-based access to client account information
•	Client impacted direct transactions accuracy rate of >98% (minimum 50 transactions per month)
•	Client impacted direct maintenance accuracy rate of >98% (minimum 50 transactions per month)
•	Quality control review for new accounts and financial transactions sent directly will occur at a rate of 100% for transactions > $5,000
•	Quality control review for financial transactions received via phone will occur at a rate of 100% for transactions > $25,000

The following standards will be met on a monthly basis.
•	98% of all new accounts in good order will be established on TA system on the date of receipt. 100% will be established within 5 business days of receipt
•	98% of all shareholder transactions in good order will be placed on the TA system the day they are received. 100% will be placed on the TA system within 5 business days of receipt
•	98% of all routine account maintenance items in good order will be completed within 2 business days of receipt. 100% will be completed within 5 business days of receipt
•	98% of all shareholders who submit items not in good order will be contacted within 3 business days. 100% will be contacted within 5 business days. 98% of all subsequent shareholder communication in regards to not in good order will be handled within 3 business days. 100% will be contacted within 5 business days

Samples of specific accounts and/or transactions may be provided to the client at their request

Print/Mail:

The following standards will be met:
•	95% of all daily transaction confirmations will be mailed/emailed to shareholders within 3 business days after trade date. 100% within 5 business days
•	95% of all redemption checks will be mailed to shareholders by the business day after trade date (T+1), 100% within 5 business days
•
98% of monthly and quarterly statements will be mailed/emailed to shareholders within 5 business days after month/quarter end (ALPS will not be held responsible for missing deadline if inserts provided by the client are not received by 2nd business day after month/quarter end). 100% by 7 business days

•	98% of all 1099s (B/Div/R) will be mailed to shareholders by January 31st unless a filing extension has been approved by the client. 100% by the 3rd business day following Jan 31st
•	98% of all 5498s will be mailed to shareholders by May 31st unless a filing extension with the IRS has been approved by the client. 100% by the 3rd business day following May 31st
•	98% of all outgoing shareholder correspondence will be accurate

Penalties:

The penalty for missing a standard in a second month during any rolling twelve month period is a 10% reduction in the TA base fee payable to ALPS for that month

The penalty for missing a standard in a third month during any rolling twelve month period is a 20% reduction in the TA base fee payable to ALPS for that month

The penalty for missing a standard in a fourth month during any rolling twelve month period is a 30% reduction in the TA base fee payable to ALPS for that month.  In addition, the client will have the right to terminate its Transfer Agency Agreement with ALPS on thirty days notice if ALPS has missed a standard for four months during any rolling twelve month period

Note: All service levels/performance standards must be met as outlined above unless an exception is approved in writing from the client